As filed with the Securities and Exchange Commission on March 11, 2005

Registration No. 333–122909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

Pre-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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ARIAD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3106987
(State or other jurisdiction of	(I.R.S.Employer
incorporation or organization)	Identification No.)

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

(617) 494-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Edward M. Fitzgerald

Senior Vice President and Chief Financial Officer

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

(617) 494-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jonathan M. Kravetz, Esq.
Brian P. Keane, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
(617) 542-6000

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 is being filed solely to update the section of the prospectus entitled “Incorporation of Documents by Reference.”

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated March 11, 2005

PROSPECTUS

ARIAD PHARMACEUTICALS, INC.

9,500,000 SHARES OF

COMMON STOCK

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This prospectus will allow us to issue up to a total of 9,500,000 shares of our common stock from time to time at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.

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Our common stock is listed on the Nasdaq National Market under the symbol “ARIA.” On March 9, 2005, the last reported sale price of our common stock was $5.66 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

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You should consider carefully the risks that we have described in “Risk Factors” beginning on page 6 before deciding whether to invest in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ____________, 2005.

2

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of shares of our common stock under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our common stock involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 6.

About ARIAD Pharmaceuticals, Inc.

Overview

We are engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. Breakthrough medicines are products, created de novo, that may be used to treat diseases in innovative ways. Our initial disease focus is cancer, and we are developing a comprehensive approach that addresses the greatest medical need – novel therapies for aggressive and advanced-stage disease for which current treatments are inadequate. In oncology, our goal is to create a series of novel small-molecule product candidates that provide targeted and highly potent anti-cancer activity to treat both solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites.

Our Product Candidates

All of our product development programs are focused on developing small-molecule drugs that regulate cell-signaling. Human cells – both healthy and malignant – share an elaborate system of molecular pathways that carry signals back and forth from the cell surface to the nucleus and within the cell. Such signaling is essential to cell functioning and viability. When disrupted or over-stimulated, such pathways may trigger diseases such as cancer. For example, growth and proliferation of cancer cells are dependent on signals from external growth factors, as well as signals indicating the availability of sufficient nutrients and blood supply. These signals are conveyed along well-defined pathways, several of which are regulated by a protein called the mammalian target of rapamycin, or mTOR.

AP23573, our lead cancer product candidate, is a potent mTOR inhibitor that starves cancer cells and shrinks tumors by regulating the response of tumor cells to nutrients and growth factors and by controlling tumor blood supply and angiogenesis through effects on vascular endothelial growth factor, or VEGF.

Currently, AP23573 is in multiple Phase 2 and 1b clinical trials at cancer centers in patients with various hematologic malignancies (i.e., leukemias and lymphomas) and solid tumors (i.e., sarcomas and glioblastoma multiforme), whose disease is recurrent and/or refractory. In 2005, we expect to initiate additional Phase 2 multi-center studies of AP23573 in patients with other solid tumors, including endometrial and prostate cancer, as well as Phase 1b studies of AP23573 in combination with other anti-cancer therapies – both chemotherapies and targeted therapies. In addition, we plan to file an investigational new drug (IND) application for, and initiate clinical trials of, an oral dosage form of AP23573. Finally, based on the progress we expect to achieve in the clinical development of AP23573, we anticipate arriving at the initial definition of the registration path for AP23573 in patients with cancer by the end of 2005.

In the malignant cells of many patients with the cancers we are studying in the AP23573 clinical trials, signaling along the mTOR pathway may be abnormal due to genetic mutations and/or alterations in the activity of key proteins upstream and downstream of mTOR itself. We believe these patients may be even more responsive to mTOR blockage. Our scientists and other investigators are leading the identification and development of biomarker assays to identify patients with tumors that harbor such alterations in the mTOR pathway, since these patients may be more likely to benefit from treatment with AP23573. In addition, our clinical development strategy includes extensive use of biomarkers and functional imaging technologies, such as positron emission tomography, to augment the assessment of the efficacy and safety of AP23573 in patients enrolled in our trials. Our use of pre- and post-treatment assays and assessment methods reflects a growing trend in the treatment of cancer and the development of such treatment options.

As an mTOR inhibitor, AP23573 blocks the growth, proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and blockage of injured vessels. In January 2005, we entered into a partnership with Medinol Ltd., one of the leading cardiovascular medical device companies, to develop and commercialize stents and other medical devices to deliver AP23573 to prevent reblockage of injured vessels following stent-assisted angioplasty, a common non-surgical procedure for dilating or opening narrowed arteries. By 2008, the drug-eluting stent market is expected to increase to over $6 billion.

Inhibition of the mTOR pathway may be useful for additional indications beyond oncology and drug-delivery stents, and we are actively evaluating such indications as part of the broader clinical development plan for AP23573.

Our oncology drug discovery pipeline also includes a bone-targeted mTOR inhibitor program and an oncogenic kinase inhibitor program, both of which are in pre-clinical development.

In our bone-targeted mTOR inhibitor program, we are developing a novel and potent follow-on product candidate analogous to AP23573 – modified using our proprietary chemistry – to localize mTOR inhibition and its subsequent therapeutic effects to bone. This may provide a new treatment approach for primary bone cancers, as well as cancers that have spread to bone.

In our oncogenic kinase inhibitor program, we are developing potent inhibitors of enzymes involved in the growth, proliferation and spread of cancer. Our targets include (1) clinically relevant mutants of Abl, to block a signaling pathway that remains active in certain forms of leukemia that are resistant to Gleevec™ treatment and (2) Src, to block signaling pathways that control the migration of cancer cells from the primary tumor to distant sites. These programs are focused on biologically well-validated targets and are aimed at developing product candidates to address major unmet medical needs.

Our Technologies

We have an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery, development and use of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases.

We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which provide versatile tools for applications in cell biology, functional genomics, proteomics and drug discovery research and are useful in regulated protein and cell therapy.

All of our product candidates and technology platforms are covered by our intellectual property portfolio. As of February 11, 2005 we have 97 patents and pending patent applications in the United States, of which 35 are owned, co-owned or exclusively licensed by us and 62 are owned, co-owned or exclusively licensed by our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI.

Our research and development relating to product candidates based on our ARGENT cell-signaling regulation technology and our lead small-molecule mTOR inhibitors, for use in cancer and in the development of drug-delivery stents and other medical devices, derived from the ARGENT programs are conducted on behalf of AGTI, which owns the intellectual property relating to these compounds and technology.

Our Corporate Strategy

With respect to the development and commercialization of our lead product candidates, our business goals are to: (1) develop our oncology product candidates independently as far as possible before partnering them; (2) establish the commercial infrastructure to market our anti-cancer product candidates in the United States; (3) enter into partnerships with pharmaceutical or biotechnology companies after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them outside the United States; and (4) enter into up to an additional two worldwide partnerships with medical device companies to develop and commercialize our product candidate, AP23573, in drug-delivery stents and other medical devices to decrease reblockage of injured vessels following stent-assisted angioplasty.

With respect to our core technologies and intellectual property, we permit broad use of our NF-κB intellectual property at no cost by investigators at academic and not-for-profit institutions to conduct non-commercial research. Our goal is to license our NF-κB technology to pharmaceutical and biotechnology companies conducting research on the discovery of drugs that modulate NF-κB cell signaling and/or marketing such drugs. We also distribute our ARGENT technology at no cost to academic investigators in the form of our Regulation Kits. Over 800 academic investigators worldwide are using or have used this technology in diverse areas of research, and over 225 scientific papers describing their use have been published. Our goal is to license our ARGENT technology to pharmaceutical and biotechnology companies to accelerate their drug discovery.

Additional Information

We were organized as a Delaware corporation in April 1991. Our principal executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400, and our website address is http://www.ariad.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K which have been filed with the SEC are available to you free of charge through a hyperlink on our internet website. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. ARIAD and the ARIAD logo are our registered trademarks. ARGENT is our trademark. Other trademarks and trade names appearing in this prospectus are the property of their holders.

Offerings Under This Prospectus

Under this prospectus we may sell up to 9,500,000 shares of our common stock in one or more offerings. Each time we sell shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering.

RISK FACTORS

Investing in our common stock is very risky. Before making an investment decision, you should carefully consider the risks set forth below as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should be able to bear a complete loss of your investment.

Risks Relating to Our Business

We and our partners may never succeed in developing marketable products or generating product revenues.

We are a biopharmaceutical company focused on the discovery and development of drugs to provide therapeutic intervention in treating human diseases at the cellular level. As with all science, we face much trial and error, and we may fail at numerous stages along the way, which would inhibit us from successfully developing, manufacturing and marketing our drug candidates. Although our lead product candidate, AP23573, is currently in Phase 2 clinical trials for certain cancers, we do not currently have any products on the market and have no product revenues. We are also dependent upon the success of our medical device partner(s) in developing, manufacturing and marketing stents or other medical devices to deliver AP23573 to reduce reblockage of injured arteries following stent-assisted angioplasty. We and our partners, including our partner(s) responsible for developing medical devices delivering AP23573, may not succeed in developing or commercializing any products which will generate product revenues for our company. Other than AP23573, we do not have any product candidates in clinical development, and we have not designated any clinical candidates from our existing preclinical programs. We do not expect to have any products on the market before 2007, and, ultimately, we and our partner(s) may not have any products on the market for several years, if at all. If our medical device partner is not successful and/or if we are not able to enter into agreements with additional medical device companies experienced in the development, manufacture, and marketing of medical devices to deliver AP23573, we will not be able to generate product revenues from the marketing of stents or other medical devices that deliver AP23573. If we are not successful in developing or marketing AP23573 or other product candidates, and if our medical device partner(s) are not successful in developing or marketing stents or other medical devices that deliver AP23573, we will not be profitable.

We have incurred significant losses to date and may never be profitable.

We have incurred significant operating losses in each year since our formation in 1991 and have an accumulated deficit of $191.6 million from our operations through December 31, 2004. Losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of AP23573, our lead product candidate, and from general and administrative costs associated with our operations. It is likely that we will incur significant operating losses for the foreseeable future. We currently have no product revenues, limited license revenues and limited commitments for future licensing revenues, and may not be able to generate such revenues in the future. If our losses continue and we and our partner(s) are unable to successfully develop, commercialize, manufacture and market our product candidates and/or we are unable to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our partner(s) are able to commercialize products and we are able to enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

We have limited experience in manufacturing of our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.

We have limited experience in manufacturing any of our product candidates on a large scale. Our ability to conduct clinical trials and commercialize our product candidates will depend, in part, on our ability to manufacture our products on a large scale, either directly or through third parties, at a competitive cost and in accordance with current Good Manufacturing Practices (“cGMP”) and other regulatory requirements. We depend on third-party manufacturers or collaborative partners for the production of our product candidates for preclinical studies and clinical trials and intend to use third-party manufacturers to produce any products we may eventually commercialize. If we are not able to obtain contract manufacturing on commercially reasonable terms, obtain or develop the necessary materials and technologies for manufacturing, or obtain intellectual property rights necessary for manufacturing, we may not be able to conduct or complete clinical trials or commercialize our product candidates. There can be no assurance that we will be able to obtain such requisite terms, materials, technologies and intellectual property necessary to successfully manufacture our product candidates for clinical trials or commercialization.

We are dependent upon the ability of our medical device partner(s) to develop, manufacture, test and market stents or other medical devices to deliver AP23573.

We have no experience in the development of medical devices and will not ourselves develop stents or other medical devices to deliver AP23573. Instead, we have granted one license, and may grant up to two additional licenses, under our rights to AP23573 to medical device companies for their use in developing and commercializing such medical devices to reduce blockage of injured vessels following stent-assisted angioplasty.

While we expect to supply AP23573 to our medical device partner(s), we will be otherwise dependent upon them to develop and commercialize stents or other medical devices to deliver AP23573. Such medical device partner(s) will have various degrees of scientific, technical, medical and regulatory experience and resources to, directly or through third parties, develop, manufacture, test or market stents or other medical devices to deliver AP23573. Their ability to conduct clinical trials and commercialize such medical devices will be dependent on the safety profile of AP23573 and our ability to manufacture and supply AP23573, either directly or through third parties, at a competitive cost and in accordance with cGMP and other regulatory requirements. We depend upon third-party manufacturers or collaborative partners for the production of AP23573 for clinical trials and intend to use third-party manufacturers to produce AP23573 on commercial scale. Our reliance on third-party manufacturers and their potential inability to meet our supply commitments to one or more of our medical device licensees could adversely impact the ability of our medical device partner(s) to commercialize stents or other medical devices to deliver AP23573.

We anticipate that our medical device partner(s) will seek to develop and commercialize stents or other medical devices to deliver AP23573 that do not infringe third-party patents. However, there can be no assurance that the devices delivering AP23573 marketed by our medical device partner(s) will not be subject to third-party claims. Furthermore, the patents issued to us or our medical device partner(s) covering AP23573 and/or medical devices, including stents, may be subject to challenge and may be subsequently narrowed, invalidated or circumvented. Either such event would adversely impact the ability of one or more of our medical device partner(s) to market their stents or other medical devices to deliver AP23573.

Our existing license agreement with our medical device partner allows either party to terminate under certain circumstances, including such partner’s reasonable business judgment that development of a medical device to deliver AP23573 is not feasible. Accordingly, our medical device partner may be unable to develop a medical device to deliver AP23573 and we may also not be able to enter into any additional licensing agreements with any medical device company to develop such devices on terms which are acceptable to us, or at all. Our inability to enter into such transactions, or the inability of one or more of our medical device partner(s) to develop or commercialize stents or other medical devices to deliver AP23573 for any reason, will adversely impact our ability to generate revenues from any licenses of AP23573.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.

Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, marketing, business development and intellectual property protection and licensing. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. While we have entered into employment agreements with all of our executive officers, these officers may not remain with us. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

Insufficient funding may jeopardize our research and development programs and may prevent commercialization of our products and technologies.

We have funded our operations to date through sales of equity securities, debt and operating revenue. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses. We currently do not have any committed funding from any pharmaceutical company to advance any of our product development programs. Although we believe that our current available funds will be adequate to satisfy our capital and operating requirements into the fourth quarter of 2006, we will require substantial additional funding for our research and development programs (including pre-clinical development and clinical trials), for operating expenses (including intellectual property protection and enforcement), for the pursuit of regulatory approvals and for establishing manufacturing, marketing and sales capabilities. We received net proceeds of $40 million from the sale of 5,060,000 shares of our common stock during fiscal 2004. In addition to the shares of common stock we may sell under this prospectus, we have an additional effective shelf registration statement on file with the SEC under which we can sell up to 1,940,000 shares of our common stock. We may sell part or all of these shares at our discretion, subject to certain limitations under federal securities laws and the rules of the Nasdaq National Market. While we intend to seek additional funding from product-based collaborations, technology licensing, and public or private financings, such additional funding may not be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain and continue each of our research and development programs at their current levels or at levels that may be required in the future. If we cannot secure adequate financing, we may be required to delay, scale back, eliminate or terminate clinical trials and/or seeking marketing approval for AP23573 for one or more indications, to delay, scale back or eliminate one or more of our research and development programs, or to enter into license or other arrangements with third parties to purchase, commercialize or otherwise obtain rights in products or technologies that we would otherwise seek to develop ourselves.

We will continue to expend significant resources on the enforcement and licensing of our NF-κB patent portfolio and may be unable to generate material revenues from these efforts, if we are unable to enforce against, or license our NF-κB patents to, pharmaceutical and biotechnology companies.

We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity, or the NF-κB ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. We have initiated a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-κB patent portfolio. These patents may be challenged and subsequently narrowed, invalidated, or circumvented, any of which could materially impact our ability to generate licensing revenues from them.

On June 25, 2002, we, together with these academic institutions, filed a lawsuit in the United States District Court for the District of Massachusetts, or the U.S. District Court, against Eli Lilly and Company, or Lilly, alleging infringement upon issuance of certain claims of the NF-κB ‘516 Patent, or the NF-κB’516 Claims, through sales of Lilly’s osteoporosis drug, Evista®, and its septic shock drug, Xigris®, or the Lilly litigation. As exclusive licensee of this patent, we are obligated for the costs expended for its enforcement in the Lilly litigation and otherwise. A trial date has not been set by the U.S. District Court in this case. Therefore, we will continue to expend, significant capital and management resources pursuing the Lilly litigation for an indeterminate period, and the outcome is uncertain. Several cases have been decided by the U.S. Court of Appeals and the Supreme Court addressing issues pertinent to the Lilly litigation since its inception. If the NF-κB ‘516 Claims are invalidated or found not to be infringed in the Lilly litigation, we will not realize any revenues on sales of Evista or Xigris, and could be liable under certain limited circumstances for Lilly’s litigation costs and potentially attorneys’ fees. Invalidation of the NF-κB ‘516 Claims would have a significant adverse impact on our ability to generate revenues from our NF-κB licensing program. Moreover, significant expenditures to enforce these patent rights without generating revenues or accessing additional capital could adversely impact our ability to further our clinical programs and our research and development programs at the current levels or at levels that may be required in the future.

Because we do not own all of the outstanding stock of our subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI, we may not realize all of the potential future economic benefit from products developed based on technology licensed to or owned by our subsidiary.

Our majority-owned subsidiary, AGTI, holds licenses from Harvard University, Stanford University and other universities relating to our ARGENT cell-signaling regulation technology, and owns the intellectual property on our mTOR inhibitors derived from our ARGENT programs – including AP23573, which is in Phase 2 clinical trials for use in cancer and in development for use in drug-delivery stents and other medical devices, and our bone-targeted mTOR inhibitor program. The two directors of AGTI are also members of the Board of Directors of the Company.

Minority stockholders of AGTI, including Harvard University, Stanford University, several of our scientific advisors, and several current and former members of our management and Board of Directors, own 20% of the issued and outstanding common stock of AGTI. We own the remaining 80% of the issued and outstanding common stock of AGTI.

We do not currently have a license agreement with AGTI that provides us with rights to commercialize product candidates, based on our ARGENT cell-signaling regulation technology or mTOR inhibitors derived from our ARGENT programs, solely for our own benefit, as opposed to for the benefit of AGTI. If we determine it to be in the best interests of our stockholders to commercialize these product candidates solely for our own benefit, we may negotiate with AGTI to obtain a license on terms to be determined granting us the sole rights to commercialize such product candidates. If we enter into such a license, the future economic benefit to our stockholders from our commercialization of such products, if any, will be diminished by any royalties or other payments paid under a future agreement with AGTI. If we do not enter into such a license, then the future economic benefit to our stockholders from our commercialization of such products on behalf of AGTI would be in the form of a dividend or other payments received in respect of our 80% interest in AGTI.

Alternatively, if we determine it to be in the best interests of our stockholders, we may seek to acquire some or all of the interests of the minority stockholders in AGTI for cash, shares of our common stock or other securities in a merger, exchange offer or other transaction. If we acquire all of the interests of the minority stockholders in AGTI, then our stockholders will receive all of the future economic benefit from our commercialization of such products on our own behalf. If we acquire these minority interests, we anticipate that this transaction will result in dilution to our stockholders and will require our incurrence of significant transaction costs, which are currently unknown. On January 13, 2004, we acquired an additional 351,909 shares of AGTI common stock, representing approximately 6% of AGTI’s outstanding common stock, for a total purchase price of approximately $8.8 million, effected through the reduction of intercompany debt, subject to adjustment in certain circumstances, in order to maintain our 80% interest in AGTI. While such valuation was based on a good-faith determination made by the independent members of our Board of Directors as of that date, the economic value of the minority stockholders’ interests is difficult to quantify in the absence of a public market. If we acquire all of the interests of the minority stockholders in AGTI, a variety of valuation methodologies may be employed to determine the value per share of AGTI common stock. Factors impacting this valuation would include the progress, likelihood and cost of development and commercialization of product candidates, potential future income streams therefrom, availability of funding and other factors. If we acquire the minority interests for consideration valued in excess of the value implicitly attributed to such AGTI shares by the market, this could result in a decline in our stock price. If we choose to acquire some or all of these minority interests through a merger in which we do not solicit the consent of the minority stockholders of AGTI, we could become subject to litigation or an appraisal procedure, which would result in additional expense and diversion of management resources.

There can be no assurance that we will, at any time, enter into a license with AGTI or acquire some or all of the interests of the minority stockholders in AGTI. If we pursue either of these alternatives, there can be no assurance as to the timing of any such transaction, the form of such transaction, the particular transaction terms such as the form or amount of consideration offered or provided by us, or the consequences of any such proposed or completed transaction to us or the AGTI minority stockholders.

Because members of our management team and/or Board of Directors beneficially own a material percentage of the capital stock of our subsidiary, AGTI, and we have agreements with AGTI, there are conflicts of interest present in dealings between ARIAD and AGTI.

Four members of our management team and/or Board of Directors own approximately 5.6% of the outstanding capital stock of AGTI. Harvey J. Berger, M.D., our Chairman, and Chief Executive Officer, owns 3.2%, David L. Berstein, Esq., our Senior Vice President and Chief Patent Counsel, owns 0.2%, John D. Iuliucci, Ph.D., our Senior Vice President and Chief Development Officer, owns 0.6% and Jay R. LaMarche, one of our directors, owns 1.6%. These same individuals beneficially own an aggregate of approximately 5.5% of our outstanding common stock. Additionally, Dr. Berger and Mr. LaMarche are the two members comprising the Board of Directors of AGTI. As part of the formation of AGTI, we entered into certain agreements with AGTI to provide for the operations of AGTI. As a result, conflicts of interest exist in dealings between AGTI and us. AGTI is the exclusive licensee of the ARGENT cell-signaling intellectual property from Harvard University and Stanford University and of related technologies from other universities, and owns the intellectual property on our mTOR inhibitors derived from our ARGENT programs, including AP23573, which is in Phase 2 clinical trials for use in cancer and in development for use in drug-delivery stents and other medical devices, and our bone-targeted mTOR inhibitor program. Because of the apparent conflicts of interest, the market may be more inclined to perceive the terms of any transaction between us and AGTI as being unfair to us.

We may not be able to protect our intellectual property relating to our research programs, technologies and products.

We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs, certain components, configurations and uses of our cell-signaling regulation technologies and products-in-development, methods and materials for manufacturing our products-in-development and other pharmaceutical products and methods and materials for conducting pharmaceutical research. We have an ongoing licensing program to generate revenues from the use of our ARGENT cell-signaling regulation technologies and our NF-κB intellectual property. Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our patent portfolio. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies and compositions that are related to our business and may cover or conflict with our patent applications. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual proprietary protection for any of these technologies, we may be required to challenge such protections, terminate or modify our programs that rely on such technologies or obtain licenses for use of these technologies.

We may be unable to develop or commercialize our product candidates, if we are unable to obtain or maintain certain licenses on commercial terms or at all.

We have entered, and will continue to enter, into agreements, either directly or through AGTI, with third parties to test compounds, blood and tissue samples, which testing may yield new discoveries requiring us to obtain licenses in order to exclusively develop or market new products, alone or in combination with our product candidates, or to develop or market our product candidates for new indications. We have also entered into license agreements for some of our technologies, either directly or through AGTI. We use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. Obtaining licenses for these discoveries and technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive. Manufacturing of our products may also require licensing technologies and intellectual property from third parties.

Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.

Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:

•	developing products based on cell signaling, genomics, proteomics, computational chemistry and protein and cellular therapies;

•	conducting research and development programs for the treatment of each of the disease areas in which we are focused; and

•	manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the disease areas in which we or our partner(s) are focused.

Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, we will not become profitable.

If our product candidates are not accepted by patients, physicians and insurers, we will not be successful.

Our success is dependent on the acceptance of our product candidates. Our product candidates may not achieve significant market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Physicians and health care payors may conclude that any of our product candidates are not safe. Failure to achieve significant market acceptance of our product candidates will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates.

If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.

We currently have no sales, marketing or distribution capabilities. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize. If we are unable to effectively sell our products, our ability to generate revenues will be harmed. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we develop.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.

At December 31, 2004, we had $9.6 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $13 million, a default of any of which would allow the bank to demand payment of its loan. We currently maintain sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.

Risks Relating to Governmental Approvals

We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.

Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of our product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any of our products, which would result in increased costs and significant delays in the development and commercialization of our products and could result in the withdrawal of our products from the market after obtaining marketing approval. Our failure to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.

We may not be able to obtain government regulatory approval for our product candidates prior to marketing.

To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates have been approved for commercialization in any country. Prior to commercialization, each product candidate would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any product candidate we develop or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. We have limited experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended therapeutic uses, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Furthermore, the regulatory requirements governing our product candidates are uncertain. Uncertainty with respect to the regulatory requirements for all of our product candidates may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and our products will be subject to ongoing regulatory reviews. Even if we obtain orphan drug designation by the FDA for one or more of our product candidates, this designation may be challenged by others or may prove to be of no practical benefit.

We will not be able to sell our product candidates, if we or our third-party manufacturers fail to comply with FDA manufacturing regulations.

Before we can begin to commercially manufacture our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP requirements of the FDA and requirements by regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

Even if we bring products to market, we may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

If we succeed in bringing our product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Risks Relating to Our Common Stock

Results of our operations and general market conditions for biotechnology stocks could result in the sudden change in the value of our stock.

As a biopharmaceutical company, we have experienced significant volatility in our common stock. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price. In 2004, our stock price ranged from a high of $13.74 to a low of $3.70. Factors contributing to such volatility include: results and timing of preclinical studies and clinical trials; evidence of the safety or efficacy of pharmaceutical products; the results and timing of product development of stents or other medical devices to deliver AP23573 by our medical device partner(s); announcements of new collaborations; announcements of new equity or debt financings; failure to enter into collaborations; our funding requirements; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing and litigation, including our litigation with Eli Lilly and Company; governmental regulation; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of exchange rates for the U.S. Dollar; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors.”

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell up to 9,500,000 shares of our common stock in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

This prospectus may not be used to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with shares of common stock offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions and repurchases and redemption of our securities. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or
•	negotiated prices.

We may directly solicit offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of our common stock.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we, or the purchasers of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of the common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,200 shares of our common stock and 89,285 shares of the common stock of AGTI.

EXPERTS

The financial statements and management’s report on the effectiveness of internal controls over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s Web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where to Find More Information.” The documents we are incorporating by reference are:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on February 18, 2005, as amended on March 11, 2005 (File No. 000-21696);

(b)

Our current reports on Form 8-K filed on January 5, 2005 (Items 1.01 and 2.03), February 1, 2005 (Items 1.01 and 9.01) and February 1, 2005 (Items 8.01 and portions of Item 9.01), as amended on February 2, 2005 (File Nos. 000-21696);

(c)	The description of our common stock contained in our registration statement on Form 10 filed on June 25, 1993 (File No. 000-21696);

(d)	The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on June 19, 2002 (File No. 000-21696); and

(e)

All of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$7,699
Printing and Engraving Fees	50,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	35,000
Miscellaneous	32,301

Total	$200,000

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation and by-laws, as currently in effect, provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of ARIAD Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

We have also entered into indemnification agreements with our directors and certain of our officers and key employees as of November 2004. These agreements provide each indemnitee with more comprehensive indemnification and advancement rights than are provided by ARIAD in our Certificate of Incorporation and By-laws in certain circumstances and contain presumptions and procedures designed to ensure that the indemnification and advancement rights granted to each indemnitee in these agreements will be provided on a timely basis. Each agreement provides that our obligations under the agreement will continue during the time the indemnitee serves ARIAD and continues thereafter so long as the indemnitee is subject to any possible proceeding by reason of the indemnitee’s service to ARIAD.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article 7 of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; and
•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of the bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Cambridge, Massachusetts, on March 11, 2005.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
————————————
Harvey J. Berger, M.D.
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey J. Berger, M.D.	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	March 11, 2005
————————————
Harvey J. Berger, M.D.

/s/ Edward M. Fitzgerald	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 11, 2005
————————————
Edward M. Fitzgerald

* Sandford D. Smith	Vice Chairman of the Board of Directors	March 11, 2005
————————————
Sandford D. Smith

* Michael D. Kishbauch	Director	March 11, 2005
————————————
Michael D. Kishbauch

* Jay R. LaMarche	Director	March 11, 2005
————————————
Jay R. LaMarche

* Athanase Lavidas, Ph.D.	Director	March 11, 2005
————————————
Athanase Lavidas, Ph.D.

* Peter J. Nelson	Director	March 11, 2005
————————————
Peter J. Nelson

* Burton E. Sobel, M.D.	Director	March 11, 2005
————————————
Burton E. Sobel, M.D.

21

* Mary C. Tanner	Director	March 11, 2005
————————————
Mary C. Tanner

* Elizabeth H.S. Wyatt	Director	March 11, 2005
————————————
Elizabeth H.S. Wyatt

*	By:	/s/ Edward M. Fitzgerald
————————————
Edward M. Fitzgerald
Attorney-in-Fact

EXHIBIT INDEX

Exhibit

Number	Description

4.1

Certificate of Incorporation, as amended (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (No. 333-116996) filed with the Securities and Exchange Commission on June 30, 2004 and incorporated herein by reference.)

4.2

Restated By-laws, as amended (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (No. 333-38664) filed with the Securities and Exchange Commission on June 23, 2000 and incorporated herein by reference.)

4.3

Rights Agreement, dated as of June 8, 2000, between the Registrant and State Street Bank and Trust Company, which includes the Form of Certificate of Designations in respect of the Series A Preferred Stock, as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 19, 2000 and incorporated herein by reference).

4.4

Form of Common Stock Certificate (filed as an exhibit to the Registrant’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Deloitte & Touche LLP.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page).

* Previously filed.